Exhibit 99.1

PRESS RELEASE DATED JANUARY 23, 2001

GLOBALMEDIA.COM ANNOUNCES PLANNED CHANGES IN MANAGEMENT AND BOARD IN CONNECTION WITH REORGANIZATION AND IMPLEMENTATION OF NEW BUSINESS MODEL

VANCOUVER, B.C., January 23, 2001—GlobalMedia.com (Nasdaq—GLMC) today announced planned changes in management and board composition in connection with its reorganization and implementation of its new business model. Jeff Mandelbaum and Barr Potter will step down as the Company's CEO and President, respectively, and will resign from the board, on February 1, 2001, in order to pursue other opportunities. Two investor representatives will also resign from the board at that time. Michael Metcalfe, Global's founder, past CEO/President and largest shareholder, will re-assume the roles of CEO and President, and is presently working to recruit other potential board members and senior executives.

On December 29, 2000, Global announced the restructuring of its business, including the pending sale of its radio station streaming audio contracts to SurferNETWORKS.com. That transaction is currently scheduled to close on January 31, 2001.

Global recently refocused its business strategy away from Internet audio delivery to video delivery over the Internet and on the development of its next generation technology, which is targeted for the rapidly growing broadband and wireless market. Global is continuing to significantly scale back its operations and is actively seeking funding and strategic combinations in order to fund operations while it implements its new business model, to repay its existing liabilities, and to restore its share price to the level required for continued listing on the Nasdaq National Market.

"Jeff and Barr have made significant contributions to our business and we wish each of them the best in their future endeavors," said Mr. Metcalfe. "I am excited to become actively re-involved in the company on a day-to-day basis as it implements its new focus on the high growth segments of media delivery. I expect to continue to consult with both Jeff and Barr as we face the challenges of funding our new business model in today's market conditions."

About GlobalMedia.com

GlobalMedia.com (www.globalmedia.com) is a publicly traded developer of scalable, easily implemented and highly customizable media applications for the Internet and e-commerce, with a recent shift from streaming radio broadcast technology to video delivery, broadband and wireless technologies. Winner of the prestigious Linux Journal award for the ``Best Overall Linux Solution" at Comdex Fall '99 for its Internet streaming audio technology, GlobalMedia's new Internet video technologies, once developed, are expected to generate revenue through consulting and development fees from traditional media broadcasters in television and film.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934 and is subject to safe harbor created by those sections. Actual results may differ materially due to a number of risks, including technological and operational challenges, the need for the Company to raise additional capital to fund operations while it implements its new business plan and to pay outstanding liabilities, changes in consumer preferences and developments affecting the Internet.

Contacts:

Ken Shortt

GlobalMedia.com

(888) 744-3044

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